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                                                                   EXHIBIT 4.05

                      INTEREST CALCULATION AGENT AGREEMENT
                                     BETWEEN
                            SOUTHWEST GAS CORPORATION
                                       AND
                          HARRIS TRUST AND SAVINGS BANK


       THIS AGREEMENT is made as of December 30, 1996, between SOUTHWEST GAS CORPORATION (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Calculation Agent").

        WHEREAS, the Company proposes to issue and sell on a continuous basis its Medium-Term Notes, Series A (the "Notes") pursuant to the terms and conditions of a Distribution Agreement (the "Distribution Agreement") dated December 30, 1996 by and among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated and
Dean Witter Reynolds Inc. (the "Agents") in such aggregate principal amount as from time to time may be authorized by the Company;

        WHEREAS, the Company desires the Calculation Agent to perform certain interest calculation services with respect to the Company's Floating Rate Notes bearing interest at a floating rate (the "Floating Rate Notes"); and

        WHEREAS, undefined capitalized terms used in this Agreement have the meanings given in the Distribution Agreement and Exhibits thereto.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

              SECTION 1. Appointment of Calculation Agent. The Company appoints Harris Trust and Savings Bank as Calculation Agent of the Company with respect to any Floating Rate Notes issued by the Company. The Calculation Agent hereby accepts its obligation for the purpose of calculating the amount of interest on the Floating Rate Notes, upon the terms and conditions set forth herein. The calculation of the base rates for the interest rates applicable to the Notes shall be determined by reference to LIBOR, the Commercial Paper Rate, the Treasury Rate, the CD Rate, the Prime Rate, the
J.J. Kenny Rate, the CMT Rate, the Federal Funds Rate, the 11th District Cost of Funds Rate (the "Base Rates") or such other base rates as may be provided and described in the Prospectus Supplement.

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              SECTION 2.  Calculation of Base Rates.
              (a) The Calculation Agent shall calculate the amount of interest on the Floating Rate Notes and communicate the same to the Company and Harris Trust and Savings Bank (the "Trustee") upon the terms and conditions contained herein. The Company shall cause the Trustee to provide the Calculation Agent with not less than two (2) but not more than seven (7) business days notice of the date on which a particular calculation is to be made by the Calculation Agent (the "Calculation Date"), and the Calculation Agent shall notify the Trustee of such calculation on such Calculation Date and shall confirm such calculation in writing within twenty-four (24) hours after so notifying the Trustee.

               (b) In no event shall the interest rate be less than the minimum interest rate, if any, or higher than the maximum interest rate, if any, designated in the applicable pricing supplement.

              (c) The Calculation Agent shall calculate the amount of interest payable on each Floating Rate Note in the manner and at the times set forth in such Note.
              (d) As soon as practicable after each Calculation Date, the Calculation Agent will cause to be forwarded to the Company and the Trustee information regarding the interest rates, the interest periods, the amount of interest for each interest period and the relevant Interest Payment Dates.
The Calculation Agent will, upon the request of any holder of any Floating Rate Note, provide the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Note.

              SECTION 3. Status of Calculation Agent. Any acts taken by the Calculation Agent under this Agreement or in connection with any Floating Rate Notes, including, specifically, without limitation, the calculation of any interest rate for a Floating Rate Note, shall be deemed to have been taken by the Calculation Agent solely in its capacity as agent of the Company and shall not create or imply any obligation to, or any agency or trust relationship with any of the owners or holders of the Floating Rate Notes.

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              SECTION 4.  Fees and Expenses.  The Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with the Company, and the Company shall pay such compensation and shall reimburse the Calculation Agent for all reasonable expenses, disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it under this Agreement, including reasonable counsel fees.

              SECTION 5. Rights and Liabilities of Calculation Agent. The Calculation Agent shall incur no liability for, or in respect of, any action taken or omitted to be taken, or suffered by it in reliance upon any Floating Rate Note, written instruction, notice, request, direction, certificate, consent, report, affidavit, statement, order or other instrument, paper, document or communication reasonably believed by it in good faith to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other comments from the Company or given by it and sent, delivered or directed to the Calculation Agent under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such comment is in writing and signed by an officer of the Company. The Calculation Agent may consult with counsel satisfactory to it and the advice of such counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect to any action taken, omitted to be taken, or suffered by it hereunder in good faith and in accordance with and in reliance upon the advice of such counsel.
Neither the Calculation Agent nor its officers or employees shall be liable to the Company or any other party for any act or omission hereunder, except in the case of gross negligence or willful misconduct and, in any event, to the extent permitted by law, it is agreed that the liability of the Calculation Agent and its officers and employees hereunder for damages, regardless of the form of the action, shall not exceed the fees payable to the Calculation Agent hereunder for a period of six months, and that this shall be the exclusive remedy for any damages hereunder. No party shall be liable for any default resulting from force majeure, which shall be deemed to include any circumstance beyond the reasonable control of the party affected. No action, regardless of form, arising out of or pertaining to the role of the Calculation Agent hereunder may be brought by any party hereto or beneficiary hereof more than twelve (12) months after the cause of action has accrued.

              SECTION 6. Duties of Calculation Agent. The Calculation Agent shall be obligated only to perform such duties as are specifically set forth herein and no other duties or obligations on the part of the Calculation Agent

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in its capacity as such, shall be implied by this Agreement. Neither the
Calculation Agent nor its officers and directors guarantee the correctness or completeness of any data or other information furnished hereunder.

              SECTION 7. Termination, Resignation or Removal of Calculation Agent. The Calculation Agent may at any time terminate this Agreement by giving written notice to the Company and the Trustee specifying the date on which its desired resignation shall become effective, provided that such notice shall be given no less than ninety (90) days prior to said effective date unless the Calculation Agent, Company and Trustee otherwise agree in writing. The Company may terminate this Agreement at any time by giving written notice to the Calculation Agent and specifying the date when the termination shall become effective; provided that such effective date of the Company's termination shall be at least twenty (20) days after the date of notice and shall not be less than forty-five (45) days before the Interest Payment Date on any Floating Rate Note that shall be the final Interest Payment Date with respect to which such Calculation Agent shall serve as the Calculation Agent. No termination by either the Calculation Agent or the Company shall become effective prior to the date of the appointment by the Company of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent as provided in Section 8 hereof. Upon termination by either party pursuant to the provisions of this Section, the Calculation Agent shall be entitled to the payment of any compensation owed to it by the Company hereunder and to the reimbursement of all reasonable expenses incurred in connection with the services rendered by it hereunder, as provided by
Section 4 hereof. The provisions of Sections 9 and 13 hereof shall remain in effect following termination by either party.

              SECTION 8. Appointment of Successor Calculation Agent. In the event of the termination of this Agreement pursuant to Section 7 hereof, the Company shall promptly appoint a successor Calculation Agent. Any successor Calculation Agent appointed by the Company and approved by the Trustee following termination of this Agreement pursuant to the provisions of
Section 7 hereof, shall execute and deliver to the original Calculation Agent, the Company and the Trustee an instrument accepting such appointment. Thereupon, such successor Calculation Agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the Calculation Agent and with like effect as if originally named as Calculation Agent hereunder, and the original Calculation Agent shall thereupon be obligated to transfer and deliver such relevant records or copies thereof maintained by the Calculation Agent in connection with the performance of its obligations hereunder.

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              SECTION 9.  Indemnification.  The Company shall indemnify and hold harmless the Calculation Agent, its officers and employees from and against all actions, claims, damages, liabilities, losses and expenses (including reasonable legal fees and expenses) relating to or arising out of actions or omissions from actions in any capacity hereunder, except actions, claims, damages, liabilities, losses and expenses caused by the gross negligence or willful misconduct of the Calculation Agent, its officers or employees.

              SECTION 10. Merger, Consolidation or Sale of Business by the Calculation Agent. Any corporation into which the Calculation Agent may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Calculation Agent may be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its assets and business, shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution or filing of any paper or any further act by the parties hereto. Notice in writing of any such merger, consolidation or sale shall be given to each of the Company and Trustee.

              SECTION 11. Notices. Any notice or other communication required to be given hereunder shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within twenty-four (24) hours to the addresses given below or such other address as the party to receive such notice may have previously specified):

         To the Company:

                   Southwest Gas Corporation
                   5241 Spring Mountain Road
                   Las Vegas,  Nevada  89102
                   Attention:  Senior Vice President,
                               Chief Financial Officer
                               and Corporate Secretary

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         To the Trustee:

                   Harris Trust and Savings Bank
                   311 West Monroe Street, 12th Floor
                   Chicago, Illinois  60606
                   Attention:  Indenture Trust Administration


         To the Calculation Agent:

                   Harris Trust and Savings Bank
                   311 West Monroe Street, 12th Floor
                   Chicago, Illinois  60606
                   Attention:  Indenture Trust Administration

Any notice hereunder given by letter, telecopy or telex shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

              SECTION 12. Benefit of Agreement. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof. The terms "successors" and "assigns" shall not include any purchasers of any Floating Rate Notes merely because of such purchases.

              SECTION 13 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements entered into and performed in such State.

              SECTION 14. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable as applied in any particular case because it conflicts with any provision of any constitution, statute, rule or public policy applicable hereto, such circumstance shall not have the effect of rendering any other provision herein invalid, inoperative or unenforceable.

              SECTION 15. Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be regarded as an original and all of which shall constitute one and the same document.

              SECTION 16. Amendments. This Agreement may be amended by any instrument in writing signed by the parties hereto.

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              IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.


                          SOUTHWEST GAS CORPORATION


                            /s/ JEFFREY W. SHAW
                          -----------------------------
                          Name:  Jeffrey W. Shaw
                          Title:  Vice President/Treasurer


                          HARRIS TRUST AND SAVINGS BANK


                            /s/ DANIEL G. DONOVAN
                          -----------------------------
                          Authorized Officer

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